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                                  EXHIBIT 12.1

                    Statement Regarding Computation of Ratios
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Computation of Ratios
---------------------------------

The following formulas were used to calculate the ratios in Financial Information and Supplementary Data, page 44, Selected Financial Data for the years ended December 31, 2001, 2000, 1999, 1998 and 1997, included in this report.

(Calculation)
Net Income / Weighted average shares of common stock outstanding for the period = Earnings Per Share

                                           December 31,
                       2001       2000         1999        1998        1997
                    ----------  ----------  -----------  ----------  ----------
Net Income          $2,412,403  $2,325,906  $ 2,450,381  $2,033,025  $1,930,568

Weighted Average
Shares Outstanding   1,538,443   1,538,443    1,538,443   1,538,443   1,538,443

Per Share Amount    $     1.57  $     1.51  $      1.59  $     1.32  $     1.25

(Calculation)
Cash dividends/ Shares issued
=  Cash dividends declared per share

                                           December 31,
                    2001        2000        1999         1998        1997
                  ----------  ----------  -----------  ----------  ----------
Cash dividends    $1,046,041  $  980,542  $   827,247  $  732,677  $  652,936

Shares issued      1,538,443   1,538,443    1,538,443   1,538,443   1,538,443

Per Share Amount  $      .68  $      .64  $       .54  $      .48  $      .43

(Calculation)
Stockholders' Equity/ Shares issued
=  Book Value per share

                                          December 31,
                    2001        2000          1999         1998          1997
                -----------  -----------  -----------  -----------  -----------
Stockholders'   $20,248,968  $18,225,100  $16,055,472  $15,460,938  $14,128,995
  Equity

Shares issued     1,538,443    1,538,443    1,538,443    1,538,443    1,538,443

Per Share       $     13.16  $     11.85  $     10.44  $     10.05  $      9.18
  Amount
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(Calculation)
Net Income / Total average assets
=  Return on Average Assets

                                              (In thousands)
                                               December 31,
                             2001      2000        1999       1998      1997
                          ---------  ---------  ---------  ---------  --------
Net Income                $  2,412   $  2,326   $  2,450   $  2,033   $  1,931

Total Average Assets      $217,006   $203,529   $183,436   $164,630   $153,290

Return on Average Assets      1.11%      1.14%      1.34%      1.23%      1.26%

(Calculation)
Net Income / Average stockholders' equity
=  Return on Average Equity

                                              (In thousands)
                                               December 31,
                             2001      2000         1999      1998     1997
                          ---------  ---------  ---------  --------  --------
Net Income                $  2,412   $  2,326   $  2,450   $ 2,033   $ 1,931

Total Average
Stockholders' Equity      $ 18,902   $ 17,448   $ 16,087   $14,697   $13,400

Return on Average Equity     12.76%     13.33%     15.23%    13.83%    14.41%

(Calculation)
Average Equity / Average stockholders' equity
=  Average Equity to Average Assets

                                           (In thousands)
                                            December 31,
                        2001        2000       1999        1998      1997
                      ----------  ---------  ---------  ---------  -------
Total Average
Stockholders' Equity  $  18,902   $ 17,448   $ 16,087   $ 14,697   $ 13,400

Total Average Assets  $ 217,006   $203,529   $183,436   $164,630   $153,290

Average Equity
  to Average Assets        8.71%      8.57%      8.77%      8.93%      8.74%
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(Calculation)
Cash dividends per share / Net income per share
=  Dividend Payout Ratio

                                          December 31,
                         2001    2000       1999   1998    1997
                       -------  -------  -------  -------  -------
Cash dividends
  per share            $  .68   $  .64   $  .54   $  .48   $  .43

Net income per share   $ 1.57   $ 1.51   $ 1.59   $ 1.32   $ 1.25

Dividend Payout Ratio   43.31%   42.38%   33.96%   36.36%   34.40%

(Calculation)
Loans/ Total deposits
=  Loan to Deposit Ratio

                                                      December 31,
                             2001          2000           1999          1998          1997
                        -------------  -------------  -------------  -------------  ------------
Loans                   $120,943,839   $114,053,003   $110,488,432   $103,555,319   $ 95,373,653

Total deposits          $203,771,954   $173,668,578   $161,557,932   $147,784,819   $137,044,813

Loan to Deposit Ratio          59.35%         65.67%         68.39%         70.07%        69.59%